Exhibit 99.1

Contact:

	Media:	Miles Russell + 44 203124-7446 Email: miles.russell@willis.com

News Release	Investors:	Peter Poillon +1 212 915 8084 Email: Peter.Poillon@willis.com

Willis Group Announces Director Candidates

for

2013 Annual General Meeting of Shareholders

Appoints Jim McCann to Succeed Joe Plumeri as Chairman

New York, April 26, 2013 – Willis Group Holdings (NYSE: WSH), the global risk advisor, insurance and reinsurance broker, today announced that, at its regular meeting this week, the Board of Directors determined that the following individuals will be nominated for election as directors at the 2013 Annual General Meeting of Shareholders: Dominic J. Casserley, Anna C. Catalano, Sir Roy Gardner, Sir Jeremy Hanley, Robyn S. Kravit, Wendy E. Lane, James F. McCann, Douglas B. Roberts, Michael J. Somers, and Jeffrey W. Ubben.

The company also announced that the Board has appointed Jim McCann to be non-executive Chairman of the Board, effective July 8, 2013, succeeding Joe Plumeri upon his retirement from the Board. Mr. McCann has served on the Willis board since 2004 and as the Presiding Independent Director since October 2012. In addition to its appointment of Mr. McCann, the Board is nominating for the first time Jeffrey W. Ubben for election as a director of the company. Mr. Ubben is chief executive officer, chief investment officer, and a founder of ValueAct Capital, a San Francisco-based investment firm. ValueAct Capital is one of Willis Group’s largest shareholders. ValueAct currently owns approximately 9.5% of the company’s outstanding shares and has been a Willis shareholder since 2009.

Separately, Joseph A. Califano, Jr. and Jeffrey B. Lane, who have served on the Board since 2004 and 2008, respectively, have informed the Board that they will not be standing for reelection at the 2013 Annual General Meeting. The Nominating and Governance Committee of the Board has been actively evaluating candidates to complete the slate and expects to shortly recommend two additional director candidates for election as directors at the 2013 Annual General Meeting.

Jim McCann said, “I’m grateful for my fellow Board members’ confidence and thank Joe Plumeri for his 12 years of extraordinary leadership of our firm. I am confident that Dominic and his team and every Willis associate around the world will take Willis to the next level in the years ahead by providing our clients with outstanding service.” Mr. McCann added, “On behalf of the Board and the entire company, I would like to thank Joe Califano and Jeff Lane for their many years of service on the Willis Board. They each have made invaluable contributions over the years and have helped guide the company to where it is today.”

Dominic Casserley, Willis’s Chief Executive Officer and member of the Board said, “I am delighted to welcome Jim McCann as the new Chairman of Willis, succeeding Joe Plumeri, who has led Willis with extraordinary distinction. We believe that our director candidates have the broad background and experience to guide our company moving forward. The Board, led by the Nominating and Governance Committee, has been actively evaluating director candidates who will bring additional diversity and experience to our talented Board. In that context, I am very pleased that Jeff Ubben will be nominated to our Board and excited to have on our team his unique expertise and perspective drawn from his years of investment experience and public company board service.”

“I am excited to be nominated to join the Willis Board,” said Mr. Ubben. “Willis is a well-run global company in a great industry. I look forward to being part of its future and working with both the other directors and the senior management team to continue to create further long-term, sustainable value for all shareholders.”

Willis Group and ValueAct Capital have entered into an agreement as part of Mr. Ubben’s nomination to the Board. A copy of the agreement is included as an exhibit to the Form 8-K Willis filed today with the Securities and Exchange Commission.

About Willis

Willis Group Holdings plc is a leading global risk advisor, insurance and reinsurance broker. With roots dating to 1828, Willis operates today on every continent with more than 17,000 employees in over 400 offices. Willis offers its clients superior expertise, teamwork, innovation and market-leading products and professional services in risk management and transfer. Our experts rank among the world’s leading authorities on analytics, modeling and mitigation strategies at the intersection of global commerce and extreme events. Additional information on Willis may be found at www.willis.com, our leadership journal, Resilence, or our up-to-the-minute blog on breaking news, WillisWire. Across geographies, industries and specialisms, Willis provides its local and multinational clients with resilience for a risky world.